SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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ResMed Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ResMed Inc. 14040 Danielson Street Poway, CA 92064-6857 Tel +1 (800) 424-0737 +1 (858) 746-2400 Fax +1 (858) 746-2900 Email: reception@resmed.com Internet: www.resmed.com

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of ResMed Inc. (the “Company”) on Thursday, November 9, 2006, at 2:00 p.m. Pacific Time, (Friday, November 10 in Australia), in the corporate offices of ResMed Inc., located at 14040 Danielson Street, Poway, California 92064.

Information about the business of the meeting, the nominees for election as directors and other proposals is set forth in the Notice of Meeting and the Proxy Statement, which are attached. This year you are asked to elect three directors of the Company, to approve the ResMed Inc. 2006 Incentive Award Plan, and to ratify the selection of our independent auditors for fiscal year 2006.

Very truly yours,

Peter C. Farrell

Chairman and Chief Executive Officer

RESMED INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOVEMBER 9, 2006

The 2006 Annual Meeting of Shareholders of ResMed Inc. will be held on November 9, 2006, at 2:00 p.m. Pacific Time in the corporate offices of ResMed Inc., located at 14040 Danielson Street, Poway, California 92064 for the following purposes:

1.	To elect three directors, each to serve for a three-year term;

2.	To approve the ResMed Inc. 2006 Incentive Award Plan;

3.	To ratify the selection of KPMG LLP as our independent auditors to examine our consolidated financial statements for the fiscal year ending June 30, 2007; and

4.	To transact such other business as may properly come before the meeting.

Please refer to the accompanying proxy statement for a more complete description of the matters to be considered at the meeting. Only shareholders of record at the close of business on September 14, 2006, will be entitled to notice of, and to vote at, the 2006 Annual Meeting and any adjournment thereof.

Only persons with proof of share ownership will be admitted to the Annual Meeting. If you are a shareholder of record, you will need to bring an admission ticket or proof of share ownership with you to the Annual Meeting, together with photo identification. If you are a shareholder of record, your admission ticket is attached to your proxy card. If your shares are not registered in your name, you must bring proof of share ownership (such as a recent bank or brokerage firm account statement, together with proper identification) in order to be admitted to the Annual Meeting.

It is important that your shares be represented at the annual meeting. Even if you plan to attend the annual meeting in person, please sign, date and return your proxy form in the enclosed envelope as promptly as possible. This will not prevent you from voting your shares in person if you attend, but will make sure that your shares are represented in the event that you cannot attend.

Please sign, date and return the enclosed proxy promptly in the envelope provided, which requires no United States postage.

By Order of the Board of Directors,

David Pendarvis

Secretary

Dated: September 27, 2006

RESMED INC.

PROXY STATEMENT

Annual Meeting of Shareholders to be held November 9, 2006

General

On behalf of the ResMed Inc. board of directors, we are are soliciting the enclosed proxy for use at the 2006 Annual Meeting of Shareholders. The meeting will be held on Thursday, November 9, 2006 at 2:00 p.m. Pacific Time in the corporate offices of ResMed Inc., located at 14040 Danielson Street, Poway, California 92064. This proxy will be used at the meeting and at any and all adjournments and postponements of the meeting for the following purposes:

1.	To elect three directors, each to serve for a three-year term;

2.	To approve the ResMed Inc. 2006 Incentive Award Plan;

3.	To ratify the selection of KPMG LLP as our independent auditors to examine our consolidated financial statements for the fiscal year ending June 30, 2007; and

4.	To transact such other business as may properly come before the meeting.

If you are a shareholder of record you may revoke your proxy and change your vote at any time before the proxy is exercised by giving written notice of revocation to our Secretary at our principal executive offices located at 14040 Danielson Street, Poway, CA 92064, USA. You may also revoke your proxy and change your vote by voting in person at the meeting. Please note that your attendance at the meeting will not constitute a revocation of your proxy unless you actually vote at the meeting.

If you hold our CHESS Units of Foreign Securities (CUFS), in order to vote at the meeting you must direct the CHESS nominee how to vote the shares of our common stock underlying your CUFS holdings using the form of proxy the CHESS nominee sent to you. If you hold your shares in street name, in order to vote at the meeting, you must use the legal proxy sent by your broker. Holding shares in “street name” means your ResMed shares are held in an account at a brokerage firm or bank or other nominee holder and the stock certificates and record ownership are not in your name. We encourage you to provide instructions to your brokerage firm or the CHESS nominee, as applicable, by completing the proxy that it sends to you. This will ensure that your shares are voted at the meeting. If your shares are held in the name of a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other record holder. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at the meeting, your vote in person at the meeting will not be effective unless you present a legal proxy, issued in your name from the record holder.

The shares represented by proxies (in the form solicited by the board of directors) received by us before or at the meeting will be voted at the meeting. If a choice is specified on the proxy with respect to a matter to be voted upon, the shares represented by the proxy will be voted in accordance with that specification. If no choice is specified, the shares represented by a properly executed proxy will be voted: (i) FOR each of the three nominees listed in this proxy statement; (ii) FOR approval of the ResMed Inc. 2006 Incentive Award Plan; and (iii) FOR ratification of the selection of KPMG LLP as our independent auditors.

We expect to first mail this proxy statement and the accompanying form of proxy to our shareholders on or about October 4, 2006. Our Annual Report to Shareholders for fiscal year 2006 is enclosed with this proxy statement along with a copy of our Annual Report to the Securities and Exchange Commission (SEC) on Form 10-K, but those reports do not form a part of the proxy soliciting material. The cost of soliciting proxies will be borne by us. After the original mailing of the proxy soliciting material, further solicitation of proxies may be made by mail, telephone, facsimile, electronic mail, and personal interview by our regular employees, who will not receive additional compensation for such solicitation. We will also request that brokerage firms and other nominees or fiduciaries forward copies of the proxy soliciting material, Form 10-K and the 2006 Annual Report to beneficial owners of the stock held in their names, and we will reimburse them for reasonable out-of-pocket expenses incurred in doing so. The Company has also retained Morrow & Co. Inc. to assist it in solicitation of proxies and has agreed to pay approximately

$10,000, plus reimbursement of certain expenses for its services. In accordance with Delaware law, a list of shareholders entitled to vote at the meeting will be available at the meeting, and for 10 days before the Annual Meeting at ResMed Inc., located at 14040 Danielson Street, Poway, California 92064 between the hours of 9 a.m. and 4 p.m. local time.

All share numbers presented in this proxy statement reflect our two-for-one stock split effective September 15, 2005.

Voting Securities and Voting Rights

Only record holders of our common stock as of the close of business on September 14, 2006 (the “record date”) are entitled to receive notice of and to vote at the meeting. At the record date we had 76,303,678 outstanding shares of common stock, the holders of which are entitled to one vote per share. Accordingly, an aggregate of 76,303,678 votes may be cast on each matter to be considered at the meeting.

To constitute a quorum for the conduct of business at the meeting, a majority of the outstanding shares entitled to vote at the meeting must be represented at the meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” (street name shares held by a broker or nominee which are represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted as shares represented at the meeting for purposes of determining a quorum.

Common Stock Ownership of Principal Shareholders and Management

The following table shows the number of shares of our common stock that, according to information supplied to us, are beneficially owned as of the record date by: (1) each person who, to our knowledge based on Schedules 13G filed with the SEC and Substantial Shareholder Notices filed with the Australian Stock Exchange, is the beneficial owner of more than five percent of our outstanding common stock; (2) each person who is currently a director, three of whom are also nominees for election as directors; (3) each of the Named Officers as defined on page 5, and (4) all current directors and executive officers as a group. As used in this proxy statement, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (that is, the power to dispose of, or to direct the disposition of, a security). All of the following numbers are based on 76,303,678 shares of common stock outstanding on the record date.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding Common Stock
William Blair & Company LLC 222 West Adams Street Chicago, IL 60606	5,004,338	(2)	6.6%

Fidelity Management & Research 82 Devonshire Street Boston, MA 02109	4,941,807	(3)	6.5%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	4,552,800	(4)	6.0%

Peter C. Farrell	1,520,949	(5)	2.0%
Christopher G. Roberts	530,000	(6)	*
Michael A. Quinn	324,250	(7)	*
Gary W. Pace	322,862	(8)	*
Kieran Gallahue	262,332	(9)	*
Donagh McCarthy	170,400	(10)	*
Adrian Smith	76,680	(11)	*
David Pendarvis	66,490	(12)	*
Keith Serzen	65,039	(13)	*
Richard Sulpizio	22,000	(14)	*
Ronald Taylor	16,000	(15)	*
John Wareham	14,000	(16)	*

All current executive officers and directors as a group (15 persons)	3,456,335	(17)	4.5%

*	Less than one percent (1%)
(1)	Beneficial ownership is stated as of September 14, 2006, and includes shares subject to options exercisable within 60 days after September 14, 2006. Shares have been rounded to the nearest whole number. Shares subject to options are deemed beneficially owned by the person holding the options for the purpose of computing the percentage of ownership of that person but are not treated as outstanding for the purpose of computing the percentage of any other person.
(2)	Based on information provided in a Schedule 13G/A William Blair & Company filed with the SEC on February 14, 2006. William Blair & Company reports sole dispositive power and sole voting power over these shares.
(3)	Based on information provided in a Schedule 13G/A filed with the SEC on February 14, 2006 jointly by FMR Corp., Edward C. Johnson 3d, Fidelity Management & Research Company (“Fidelity”), (as a group, the “Fidelity Parties”). Fidelity, a subsidiary of FMR Corp, is the beneficial owner of 4,093,273 shares as a result of acting as an investment adviser to various funds. Fidelity Management Trust Company and Strategic Advisors, Inc., both wholly-owned subsidiaries of FMR Corp., are the beneficial owners of 365,200 and 255,000 of the shares, respectively. Fidelity International Limited and various foreign-based subsidiaries are the beneficial owners of 228,334 of the shares. The various funds’ Boards of Trustees determining the voting guidelines for voting the shares. Edward C. Johnson 3d and FMR Corp, through its control of Fidelity Management, report sole power to dispose of the 4,093,273 shares held by Fidelity Management. Members of the Edward C. Johnson 3d family may be deemed to form a controlling group with respect to FMR Corp. by reason of their ownership of approximately 49% of the voting power of FMR Corp. and a shareholders’ voting agreement among them and the other shareholders of the voting stock of FMR Corp.
(4)	Based on information provided in a Schedule 13G/A filed with the SEC on February 14, 2006 by T. Rowe Associates, Inc., who reports sole voting power over 791,600 shares and sole dispositive power over all of the shares.
(5)	Includes 480,120 shares of common stock that may be acquired on the exercise of options exercisable within 60 days after September 14, 2006.
(6)	Includes 11,600 shares held by his wife, 356,400 shares held of record by Cabbit Pty Ltd and 68,000 shares held by Acemed Pty Ltd, two Australian corporations controlled by Dr. Roberts and his wife. Includes 94,000 shares of common stock that may be acquired on the exercise of options exercisable within 60 days after September 14, 2006.
(7)	Includes 171,400 shares of common stock that may be acquired on the exercise of options exercisable within 60 days after September 14, 2006; also includes 1650 shares held by Kaylara ATF Kaylara Family Trust and 1650 shares owned by Kaylara ATF Straflo, entities that Michael Quinn controls.
(8)	Includes 146,666 shares of common stock that may be acquired on the exercise of options exercisable within 60 days after September 14, 2006.
(9)	Includes 245,666 shares of common stock that may be acquired on the exercise of options exercisable within 60 days after September 14, 2006.
(10)	Includes 168,000 shares of common stock that may be acquired on the exercise of options exercisable within 60 days after September 14, 2006.
(11)	Comprised of options exercisable within 60 days after September 14, 2006.
(12)	Includes 63,048 shares of common stock that may be acquired on the exercise of options exercisable within 60 days after September 14, 2006.
(13)	Includes 62,334 shares of common stock that may be acquired on the exercise of options exercisable within 60 days after September 14, 2006.
(14)	Includes 12,000 shares of common stock that may be acquired on the exercise of options exercisable within 60 days after September 14, 2006.
(15)	Includes 14,000 shares of common stock that may be acquired on the exercise of options exercisable within 60 days after September 14, 2006.
(16)	Comprised of options exercisable within 60 days after September 14, 2006.
(17)	Includes an aggregate of 1,576,398 shares of common stock that may be acquired on the exercise of options exercisable within 60 days after September 14, 2006.

Executive Officers

Our executive officers, as of September 14, 2006, were:

Name	Age	Position
Peter C. Farrell	64	Chief Executive Officer and Chairman of the Board of Directors
Kieran T. Gallahue	43	President, ResMed Global
Brett Sandercock	39	Chief Financial Officer
Adrian M. Smith	42	Chief Operating Officer, Europe
Keith Serzen	53	Chief Operating Officer, Americas
Robert Douglas	46	Chief Operating Officer, Sydney
David Pendarvis	47	Global General Counsel; Sr. Vice President, Organizational Development; and Corporate Secretary
Paul Eisen	47	Sr. Vice President, Asia Pacific

For a description of the business background of Dr. Farrell, see “Matters to be Acted on/Election of Directors.”

Kieran T. Gallahue has been President, ResMed Global, since September 7, 2004. Before that, and beginning in January 2003, Mr. Gallahue was President and Chief Operating Officer of the Americas. Before joining ResMed, Mr. Gallahue served as President of Nanogen, Inc., a San Diego-based DNA research and medical diagnostics company. Mr. Gallahue also held the roles of Chief Financial Officer and Vice President of Strategic Marketing for Nanogen. From 1995 to 1997 he served as Vice President of the Critical Care Business Unit for Instrumentation Laboratory, or IL, where he was responsible for worldwide strategic sales and marketing, and research and development efforts for this business unit. From 1992 to 1995 he held a variety of sales and marketing positions within IL. In addition, Mr. Gallahue held various marketing and financial positions within Procter & Gamble and the General Electric Company. Mr. Gallahue holds a B.A. from Rutgers University and an M.B.A. from Harvard Business School.

Brett Sandercock has been Chief Financial Officer since January 1, 2006. From November 2004 until January 1, 2006, Mr. Sandercock was Vice President, Treasury and Finance. Before that, and beginning in 1998, Mr. Sandercock was Group Accountant and then Controller. From March 1996 to August 1998, Mr. Sandercock was Manager, Financial Accounting and Group Reporting at Norton Abrasives, a division of the French multi-national, Saint Gobain. Mr. Sandercock also held finance and accounting roles from November 1994 to March 1996 at Health Care of Australia, a large private hospital operator in Australia. From 1989 to 1994, Mr. Sandercock worked at Price Waterhouse in Sydney, achieving the position of audit manager. Mr. Sandercock holds a B.Ec. from Macquarie University and is a Certified Chartered Accountant.

Adrian Smith has been Chief Operating Officer, Europe, since November 2004. Mr. Smith was Chief Financial Officer from February 1995 until January 2006. From November 24, 2003 until January 1, 2006, Mr. Smith was Sr. Vice President, Finance and from February 1995 to November 2003, Mr. Smith was Vice President. From January 1986 through January 1995, Mr. Smith was employed by Price Waterhouse, specializing in the auditing of listed public companies in the medical and scientific field. Mr. Smith holds a B.Ec. from Macquarie University and is a Certified Chartered Accountant.

Keith M. Serzen has been Chief Operating Officer, Americas, since January 1, 2005. Before that, and beginning in September 2003, Mr. Serzen was Sr. Vice President, Sales, Marketing and Clinical Education. Before joining ResMed, Mr. Serzen served as Chief Executive Officer for Theracardia, Inc., a start-up medical device company and as President/CEO of Acculight, Inc., a laser oriented research and development company. From 1995 to 1998 he was Vice-President Marketing & Sales for Heartstream, Inc., a manufacturer of automatic external defibrillators, where he was responsible for developing, implementing and directing the worldwide marketing and sales strategy. From 1983 to 1995, Mr. Serzen held several positions at Nellcor, Inc. including Division Vice-President/General Manager, Vice-President of Sales, Director of Sales/North America, and National Sales Manager. In addition, Mr. Serzen held various sales positions with the American Hospital Supply Corporation. He holds a B.S. in Marketing from the University of Illinois.

Robert Douglas has been Chief Operating Officer, Sydney, since November 2005. Before that, and beginning in April 2001, Mr. Douglas was Vice President of Operations and responsible for ResMed’s Australian manufacturing, and was Vice President of

Corporate Marketing. Before joining ResMed in 2001, and beginning in 1995, Mr. Douglas was the General Manger, Strategy and New Business for Keycorp Ltd., an Australian electronic commerce company providing services to major banks and telecommunications companies around the world. Before Keycorp, he held senior R & D and operational roles in Telectronics Pty Ltd, mainly working in the development of an implantable defibrillator. Mr. Douglas sits on the Board of Directors of Colocare, a private medical device startup company unrelated to ResMed. Mr. Douglas has an MBA from Macquarie University and a B.S. in Electrical Engineering and Computer Sciences from New South Wales University, Sydney.

David Pendarvis has been Sr. Vice President, Organizational Development since February 2005. Mr. Pendarvis has been Global General Counsel since he joined ResMed in September 2002, and from February 2003, has been Corporate Secretary. From September 2000 until September 2002, Mr. Pendarvis was a partner in the law firm of Gray Cary Ware & Freidenrich LLP where he specialized in intellectual property and general business litigation. Until September 2000 he was a partner with Gibson, Dunn & Crutcher LLP, where he began working in 1986. From 1984 until 1986 he was a law clerk to the Hon. J. Lawrence Irving, U.S. District Judge, Southern District of California. Mr. Pendarvis holds a B.A. from Rice University; a J.D., cum laude, from the University of Texas School of Law; and a Masters of Science in Executive Leadership from the University of San Diego.

Paul Eisen has been Sr. Vice President, Asia Pacific since January 1, 2005. Before that, and beginning in 2002, Mr. Eisen was Vice President, Asia Pacific. Before joining ResMed, Mr. Eisen was a senior executive at General Electric Medical Systems responsible for the Medical Systems Division in Australia and New Zealand, with Asia-wide responsibilities. Mr. Eisen has also held senior sales and marketing positions in the healthcare industry covering segments including high value capital imaging and pathology equipment. Mr. Eisen also had extensive experience at Roche Diagnostics in the diabetes patient care and consumer market. Mr. Eisen holds a degree in Diagnostic Radiography from Sydney Technical Institute and a postgraduate diploma in Marketing from the University of Technology, Sydney.

Executive Compensation

The following table sets forth certain information regarding the annual and long-term compensation paid for services rendered to us in all capacities for the fiscal years ended June 30, 2006, 2005 and 2004 of those persons who were at June 30, 2006 (1) the chief executive officer, (2) one of the four other most highly compensated executive officers whose annual salary and bonuses exceeded $100,000 or (3) any other executive officer who would have qualified under sections (1) or (2) of this paragraph but for the fact that the individual was not serving as an executive officer at the end of the 2006 fiscal year (collectively, the “Named Officers”).

Summary Compensation Table

Name and Principal Position During Fiscal 2006	Fiscal Year	Annual Compensation				Long-Term Compensation Awards	All Other Compensation (7)
		Salary	Bonus	Other Annual Compensation(3)		Securities Underlying Options
Peter C. Farrell, Chief Executive Officer	2006 2005 2004	$553,750 473,750 413,125	$590,146 306,715 273,534	$137,710 66,470 —	(4) (5)	120,000 120,000 120,000	$8,176 7,026 7,501

Kieran Gallahue, President, ResMed Global	2006 2005 2004	378,750 345,000 300,000	398,215 139,052 155,726	121,056 — —	(6)	50,000 12,000 0	2,613 876 1,039

David Pendarvis, Sr. Vice President, General Counsel and Corporate Secretary	2006 2005 2004	278,750 252,500 216,500	187,318 136,835 123,358	— — —		35,000 40,000 12,000	6,953 7,026 6,897

Adrian Smith(1), Chief Financial Officer, Sr. Vice President, Finance and COO, Europe	2006 2005 2004	286,299 250,312 209,884	163,919 162,151 154,864	— —		40,000 40,000 20,000	45,189 24,105 21,147

Keith Serzen(2) , Chief Operating Officer, Americas	2006 2005	293,750 249,999	235,705 128,274	— —		45,000 72,000	8,216 6,938

(1)	Mr. Smith currently holds the sole title of Chief Operating Officer, Europe as of January 1, 2006. Brett Sandercock serves as Chief Financial Officer effective as of January 1, 2006.
(2)	Mr. Serzen first became an executive officer in January 2005; includes compensation for all of fiscal 2005.
(3)	Other annual compensation has been excluded if the amounts involved were less than the lesser of $50,000 or 10% of salary and bonus, as permitted by SEC rules.
(4)	Includes incremental cost to the Company of $3,420 for medical examinations under the Company Executive Physicals Program; $39,043 for personal use of Company leased aircraft; $15,435 for personal use of corporate club memberships; $30,703 for sales incentive award travel; and $49,109 for the incremental cost to the Company for exclusive use of a company car, based on the depreciation of the purchase price of the car at the rate of 22.5% per year, commencing with the purchase date in November 2004, and also includes licensing, registration and insurance costs. The Company leases fractional use of an aircraft. The incremental cost of the personal use of this aircraft is based on the variable operating costs to the Company, including fuel costs, mileage, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries, the lease costs, and the cost of maintenance not related to trips, are excluded.
(5)	Includes incremental cost to the Company of $2,215 for personal use of Company leased aircraft; $15,298 for personal use of corporate club memberships; $19,073 for sales incentive award travel, and $29,884 for the incremental cost to the Company for exclusive use of a company car, based on the depreciation of the purchase price of the car at the rate of 22.5% per year, commencing with the purchase date in November 2004, and also includes licensing, registration and insurance costs.
(6)	Includes incremental cost to the Company of $2259 for medical examinations under the Company Executive Physicals Program; $85,863 for relocation expenses, and $31,073 for sales incentive award travel.
(7)	For fiscal year 2006, includes executive long-term disability insurance premiums paid on behalf of: Peter Farrell ($1,877); Kieran Gallahue ($1,009); David Pendarvis ($654); and Keith Serzen ($1,916); Also includes $1,806 paid by ResMed on behalf of Adrian Smith for salary continuance required by Australia law which accrues annually but is not paid until termination of employment. The remainder represents ResMed’s contributions to defined contribution plans paid on behalf of: Peter Farrell ($6,300); Kieran Gallahue ($1,604); David Pendarvis ($6,300); Keith Serzen ($6,300); and Adrian Smith ($43,383).

Stock Options

The following table sets forth certain information with respect to option grants made during the fiscal year ended June 30, 2006 to the Named Officers.

Option Grants in Last Fiscal Year(1)

Name	Number of Securities Underlying Options Granted (1)(2)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Share Price Appreciation for Option Term ($) (3)
					5%	10%
Peter C. Farrell	120,000	5.9%	$38.50	Feb. 2, 2016	$2,547,136	$16,273,718
Kieran Gallahue	50,000	2.5	38.50	Feb. 2, 2016	1,061,307	2,614,049
David Pendarvis	35,000	1.7	38.50	Feb. 2, 2016	742,915	1,829,835
Adrian Smith	40,000	1.9	38.50	Feb. 2, 2016	849,045	2,091,239
Keith Serzen	45,000	2.2	38.50	Feb. 2, 2016	955,176	2,352,644

(1)	No stock appreciation rights were granted in fiscal 2006 and no stock appreciation rights are currently outstanding.
(2)	Represents options granted under our 1997 Equity Participation Plan, which are exercisable 25% per year on the anniversary of the grant date, starting on the first anniversary of the grant date. This exercise schedule may be accelerated in certain specific situations. In addition, under the 1997 Equity Participation Plan we have the right to require the surrender of outstanding options on the grant of lower priced options to the same individual. We will not have a similar right (without stockholder approval) under the proposed 2006 Incentive Award Plan.
(3)	Assumed annual rates of share appreciation for illustrative purposes only. Actual share prices and realizable value will vary from time to time based on market factors and our financial performance. No assurance can be given that such rates will be achieved.

The following table sets forth information concerning the stock option exercises by our Named Officers during the fiscal year ended June 30, 2006 and the unexercised stock options held at June 30, 2006, by the Named Officers.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at FY-End(2)		Value of Unexercised In-the-Money Options at FY-End ($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Peter C. Farrell	0	$0	480,120	240,000	$13,914,343	$3,822,800
Kieran Gallahue	85,000	2,413,865	245,666	111,334	7,043,358	1,986,462
David Pendarvis	18,286	498,216	63,048	65,666	1,787,466	987,469
Adrian Smith	24,000	663,768	76,668	73,332	1,977,732	1,099,568
Keith Serzen	25,000	563,372	45,668	116,332	1,076,208	2,004,362

(1)	Represents the excess of the fair market value of the purchased shares on the date of exercise over the exercise price paid for such shares.
(2)	Represents the amount by which the closing sales price of our common stock on the New York Stock Exchange on June 30, 2006 ($46.95 per share), multiplied by the number of shares to which the in-the-money options apply, exceeded the exercise price of those options.

Equity Compensation Plan Information

The following table summarizes outstanding stock option plan balances as at June 30, 2006:

Plan Category	Number of securities to be issued on exercise of outstanding options	Weighted average exercise price of outstanding options		Number of securities remaining available for future issuance under equity compensation plans
1997 Equity participation plan approved by security holders	8,102,892	$24.26		3,386,982	(2)

Employee stock purchase plan approved by security holders	NA	NA		6,240,481	(3)

Equity compensation plans not approved by security holders	0	0		0

Total	8,102,892	$24.26	(1)	9,627,463

(1)	The weighted average remaining term of these options is 7.24 years.
(2)	The total number of authorized shares of common stock under the 1997 Plan was initially established at 2,000,000 and increases at the beginning of each fiscal year, commencing on July 1, 1998 and continuing through and including July 1, 2007, by an amount equal to 4% of the outstanding common stock on the last day of the preceding fiscal year. The maximum number of shares of common stock issuable on exercise of incentive stock options granted under the 1997 Plan, however, cannot exceed 16,000,000. If Proposal 2 – Approval of the ResMed Inc. 2006 Incentive Award Plan is approved, then the 1997 Equity Participation Plan will be terminated as to future grants, effective as of the date of shareholder approval.
(3)	On August 21, 2006, the board of directors approved a reduction in the number of shares available for grant under the ESPP to 500,000 shares, effective on approval of Proposal 2 – Approval of the ResMed Inc. 2006 Incentive Award Plan.

Compensation Committee Report

Introduction

The Compensation Committee is a subcommittee of our board of directors. It decides matters regarding compensation of our executive officers. Compensation Committee members are independent directors who meet the standards for independence set by the Securities & Exchange Commission, the New York Stock Exchange, and the Australian Stock Exchange. The Committee operates under a written charter adopted by our board of directors. We have posted a copy of the charter on our website, at www.resmed.com.

During fiscal year 2006, Christopher Bartlett, Donagh McCarthy, Gary Pace, Richard Sulpizio and Ronald Taylor served as members of the Compensation Committee. Mr. Bartlett served on the Committee until his resignation from the board in August 2005, and Mr. Sulpizio did not join the Committee until August 2005 (when he initially joined our board). Mr. Taylor served as Chair during the entire fiscal year. The Compensation Committee has prepared the report below, addressing our compensation policies for fiscal year 2006 as they affected our executive officers, including the Chief Executive Officer and the other Named Officers.

General Philosophy

The Compensation Committee reviews and approves salaries, bonuses, equity-based compensation, and all other elements of the compensation packages offered to ResMed’s executive officers, including its Chief Executive Officer, and establishes our general compensation policies.

ResMed desires to attract, motivate and retain high quality employees who will enable ResMed to achieve its short- and long-term strategic goals and values. ResMed participates in a high-growth environment where substantial competition exists for skilled employees. ResMed’s ability to attract, motivate and retain high caliber individuals depends in large part upon the compensation packages it offers.

ResMed believes that its executive compensation programs should reflect its financial and operating performance. In addition, individual contribution to ResMed’s success should be supported and rewarded.

Section 162(m) of the Internal Revenue Code of 1986 limits income tax deductions of publicly-traded companies to the extent total compensation (including base salary, annual bonus, stock option exercises, and non-qualified benefits) for certain executive officers exceeds $1 million (less the amount of any “excess parachute-payments” as defined in Section 280G of the Internal Revenue Code of 1986) in any one year. Under Section 162(m) the deduction limit does not apply to payments that qualify as “performance-based”. In general, to qualify as “performance-based,” compensation payments must be based solely on the achievement of objective performance goals and made under a plan that is administered by a committee of outside directors. In addition, the material terms of the plan must be disclosed to and approved by shareholders, and the Compensation Committee must certify that the performance goals were achieved before payments can be made. ResMed does not have any cash payment plans that qualify as “performance-based.” But option grants made under the 1997 Equity Participation Plan should qualify as “performance-based” compensation to the extent grants are made by the Compensation Committee at exercise prices that are equal to or greater than the fair market value of ResMed’s common stock on the date of grant, which is the Compensation Committee’s practice.

During fiscal year 2006, the Compensation Committee approved a compensation program for our Chief Executive Officer that made it possible, if certain bonus levels were achieved, for compensation paid to the Chief Executive Officer to exceed the 162(m) limit. The Committee determined that it was appropriate to pay this compensation, despite the fact that a portion is not tax-deductible, in order to compensate the Chief Executive Officer fairly and because the bonus levels achieved were based on the Company’s performance during the fiscal year. The Committee and the full board have approved, subject to shareholder approval, the ResMed 2006 Incentive Award Plan (see Proposal 2). If approved, the Committee anticipates that future bonus payments to ResMed’s executive officers under ResMed’s bonus plans will qualify as “performance-based” under section 162(m) and be tax-deductible.

ResMed’s executive officer compensation program consists of a base salary component, a component providing the potential for a bonus based on relevant company performance and a component providing the opportunity to earn stock options linking the employee’s long-term financial success to the shareholders’ long-term financial success.

In making its decisions on executive officer compensation, The Compensation Committee generally uses industry compensation surveys prepared by outside consultants such as Mercer, Radford and Watson Wyatt, in determining compensation. In addition, during fiscal year 2006, the Committee considered compensation survey data prepared specifically for ResMed by Human Resources Professional Group and SalaryPower, two independent consulting groups hired by the Compensation Committee. The survey data included salary, bonus target amounts, total cash compensation, and equity compensation data from comparable companies within the medical device and other relevant industries. The primary level of compensation is based on a combination of scope of responsibility, years of experience, and performance. The salary of all executive officers is reviewed annually, with the amount of the increases based on factors such as company performance, general economic conditions, marketplace compensation trends and individual performance.

The Committee generally makes annual decisions on the three principal components of executive officer compensation – salary, bonus plans, and stock options, at the same time. The Committee considers each of the three elements individually, considers total cash compensation (salary plus on-target bonus amounts), and considers total remuneration (total cash compensation plus stock options) as a whole in making its decisions.

Compensation

Base Salary

Officers are compensated with salary ranges that are generally based on similar positions in companies of comparable size and complexity to ResMed.

During fiscal year 2006, the Compensation Committee approved salary increases for the Named Officers as follows: Peter C. Farrell, 17%; Adrian Smith, 16%; David Pendarvis, 10%; Keith Serzen, 9%; and Kieran Gallahue, 7%. These increases were based on a variety of factors, including the following: a comparison of salaries at the median, 25th and 75th percentile levels for comparable positions in companies in the medical device and other relevant industries with a comparable market capitalization and within the same geographic area, using data from the surveys and consultants identified above. Variations in the market comparisons, and different assessments of the individual performance and job functions of the Named Officers resulted in the varying amounts of raises.

Bonus

The second compensation component is a bonus payable under ResMed’s bonus program. Bonuses are primarily based on ResMed’s annual financial performance and secondarily on the performance of the individual. Target bonuses for executive officers generally range from 40% to 100% of base salary, based on the position. During fiscal year 2006, the Compensation Committee approved the following target bonus levels expressed as a percentage of salary for the Named Officers as follows: Peter C. Farrell, 100%; Kieran Gallahue, 70%; David Pendarvis, 60%; Keith Serzen, 60%; and Adrian Smith, 60%. Actual bonus payments, based on achievement of bonus plan objectives described below, may range from 0% of the target bonus to above 100% of the target bonus. While, there is no maximum bonus payment, the amount payable is a function of the amount by which the targets have been achieved. Similarly to the salary increases described above, these target bonus levels were based on a variety of factors, including the following: a comparison of total cash compensation and bonus levels in companies in the medical device and other relevant industries with a comparable market capitalization and within the same geographic area, using data from the surveys and consultants identified above. Variations in the market comparisons, and different assessments of the individual performance and job functions of the Named Officers resulted in the varying target bonus levels.

For fiscal 2006, the measures of annual financial performance used in determining the amount of bonuses included sales, and expenses or profitability. The weightings of the different measures vary. The Chief Executive Officer’s bonus plan is described in the “Chief Executive Officer Compensation” section below. Other officers with global responsibilities have a bonus plan based

50% on targeted global sales, and 50% based on targeted company profitability. Other officers with primarily regional responsibilities have a bonus plan based 50% on targeted regional sales, 20% on targeted regional expenses, 15% on targeted global sales, and 15% on targeted global profitability. The linear bonus formula for the revenue and net profit components allowed for receiving 50% of each component’s target bonus at 85% of the sales and profitability targets, 100% of the target bonus at 100% of the revenue and profitability targets, 150% of the target bonus at 115% of the sales growth target and profitability targets, and higher amounts with higher achievement, with no cap. If the target for 50% of a particular bonus component is not reached, no bonus is payable for that component, although a bonus may still be earned based on achievement of the other component. The bonus plans generally allow for over-achievement of the target bonus based on a formula approved in advance by the Compensation Committee. The Committee approves the actual bonus amounts for executive officers before they are paid. In fiscal 2006, the Named Officers earned bonuses between 85% and 131% of the target, and actual bonuses as a percentage of the Named Officers’ salaries ranged from 55% to 103%. During fiscal year 2006, actual bonus amounts were based solely on application of the bonus formulas, without any increase or decrease based on other factors.

Stock Options

The third major component of the executive officers’ compensation consists of stock options. The primary purpose of granting stock options is to link the officers’ financial success to that of ResMed’s shareholders. The Compensation Committee determines the exercise price of stock options at the time the option is granted, and is equal to the prevailing market price (i.e., NYSE market close on the day preceding the date of the grant) of ResMed’s common stock. Stock options were issued to ResMed’s officers during fiscal year 2006 in accordance with the provisions of ResMed’s 1997 Equity Participation Plan. The 1997 Equity Participation Plan measures the fair market value on the day of the grant by the closing price on the New York Stock Exchange on the last trading day before the grant. Options become exercisable beginning 12 months after the date of grant and are exercisable for a maximum period of 10 years after the date of grant, as determined by the Compensation Committee. During fiscal year 2006, all options granted by the Company to the Named Officers vest over a 4-year period.

The number of options granted by the Compensation Committee was based on company performance, the number of outstanding options available, the number of options held by the executive, salary, and individual performance. The Committee approved reduced levels of option grants to many of the Named Officers in fiscal 2006 after considering a number of factors, including a reduction in the overall size of the pool of options granted by ResMed to all participating employees during the fiscal year, changes in accounting treatment for option expensing, the estimated value of the option grants to the Named Officers, and the impact that reducing the number of options granted to Named Officers would have on the number of options available for grants to other participating employees.

In order to continue to provide proper incentives to ResMed’s employees and to further align the interests of the employees with its shareholders, in 2003 the Compensation Committee approved the adoption of an Employee Stock Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, and which provides employees with the opportunity to purchase ResMed’s common stock at a discount through payroll deductions. These purchases occur through successive six-month offering periods under the plan. The Compensation Committee believes that this plan provides an important incentive to employees to exert their best efforts on ResMed’s behalf. The plan was approved by the shareholders at the 2003 Annual Meeting. The Committee has recommended, and the board of directors has approved reducing the number of shares available for issue under the ESPP to 500,000. This reduction is conditioned on shareholder approval of the 2006 Incentive Award Plan. The Committee believes this number of shares will be sufficient for ResMed to continue to provide employees with the opportunity to participate in the ESPP for the next several years.

The Committee has recommended, and the board of directors has approved, subject to shareholder approval, adoption of a new stock option plan, the ResMed Inc. 2006 Incentive Award Plan. As described in the proxy statement, the new plan would replace the existing 1997 Equity Participation Plan, which expires in 2007. Adoption of the 2006 Plan would allow ResMed to continue to provide incentives to link ResMed’s officers and other employees that are align with shareholder interests. The 2006 Plan would also allow ResMed to continue to attract, retain, and reward officers and employees with competitive equity compensation that is competitive within the relevant market.

Chief Executive Officer Compensation

The compensation of our Chief Executive Officer is based on ResMed’s performance and the important role Dr. Farrell plays within ResMed as its founder, Chairman and Chief Executive Officer, as a member of the boards of ResMed’s principal subsidiaries and as an active participant in new product and corporate development.

As discussed above, during fiscal year 2006, the Compensation Committee approved a salary increase for Dr. Farrell of 17.5%, and increased his target bonus, expressed a percentage of his salary, from 60% to 100%. As with the other Named Officers, this decision was based on a comparison of salaries and bonus levels at the median and 25th and 75th percentile levels for other chief executive officers in companies in the medical device and other relevant industries with a comparable market capitalization and within the same geographic area, using data from the surveys and consultants identified above. In addition, the Committee considered Dr. Farrell’s tenure and experience in the position, the Company’s performance during his tenure as Chief Executive Officer. The Committee maintained Dr. Farrell’s option grant at historic levels, while decreasing the grant of other officers, based on his critical role as chief executive and a review of option grants to chief executives at comparable companies.

The Chief Executive Officer’s bonus plan during fiscal year 2006 had three components. The first component represented 40% of the CEO’s total target bonus, and was based on achieving budgeted revenue targets. The second component also represented 40% of the total target bonus, and was based on achieving a net profit target. The linear bonus formula for the revenue and net profit components allowed for receiving 50% of each component’s target bonus at 85% of the sales and profitability targets, 100% of the target bonus at 100% of the revenue and profitability targets, 150% of the target bonus at 115% of the sales and profitability targets, and higher amounts with higher achievement, with no cap. While, there is no maximum bonus payment, the amount payable is a function of the amount by which the targets have been achieved. If the target for 50% of a particular bonus component is not reached, no bonus is payable for that component, although a bonus may still be earned based on achievement of the other component. The third and final component represented 20% of the total target bonus, and was based on other objective business goals selected by the Compensation Committee. Targeted performance for all three components was determined by the Compensation Committee, and the Committee determined the extent to which the targets were achieved. During fiscal year 2006, Dr. Farrell earned a bonus of 103% of the target bonus. This bonus was based solely on application of the bonus formulas, without any increase or decrease based on other factors.

COMPENSATION COMMITTEE OF RESMED’S BOARD OF DIRECTORS:

Ronald Taylor, Chair

Donagh McCarthy

Gary Pace

Richard Sulpizio

The above report of the Compensation Committee will not be deemed to be incorporated by reference to any filing by ResMed under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that ResMed specifically incorporates it by reference.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2006, the Compensation Committee consisted of Christopher Bartlett, Donagh McCarthy, Gary Pace, Richard Sulpizio, and Ronald Taylor (Chair). On August 25, 2005, Dr. Bartlett resigned from the board and Compensation Committee and Mr. Sulpizio was appointed to the board and Compensation Committee. None of the members of the Compensation Committee is an officer or employee of us or of any of our subsidiaries. During fiscal 2006, none of our executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of our Compensation Committee.

Performance Graph

Set forth below is a line graph comparing the cumulative shareholder return on our common stock against the cumulative total return of the S&P 500 Index and the S&P Health Care Equipment and Supplies Index for the period commencing June 30, 2001, assuming an investment of $100 on June 30, 2001.

*	$100 invested on 6/30/01 in stock or index-including reinvestment of dividends. Fiscal year ending June 30.

	June 30 2001	June 30 2002	June 30 2003	June 30 2004	June 30 2005	June 30 2006
ResMed Inc.	$100.00	$58.16	$77.55	$100.81	$130.54	$185.76
S&P 500	$100.00	$82.01	$82.22	$97.93	$104.12	$113.11
S&P Health Care Equipment	$100.00	$97.79	$113.94	$148.25	$143.35	$131.99

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of change in ownership of our common stock and other equity securities. Executive officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such forms received by ResMed, or written representations from certain reporting persons, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and 10% shareholders during 2006 were satisfied, except that Michael Quinn filed one Form 4 reporting the purchase of ResMed’s 4% convertible bond 4 years late, and filed one Form 4 reporting the conversion of ResMed’s 4% convertible bond to common stock 101 days late.

Audit Fees

The following table presents fees for professional audit services by KPMG LLP for the audit of our annual financial statements for fiscal 2006 and 2005, and fees billed for other services rendered by KPMG LLP.

Fees	2006	2005
Audit Fees(1)	$2,002,593	$1,951,000
Audit Related Fees(2)	-0	-0
Total Audit and audit related fees	$2,002,593	$1,951,000
Tax Fees	-0	-0
All Other Fees	-0	-0

Total Fees	$2,002,593	$1,951,000

(1)	Fees for audit services consisted of: (i) audit of the Company’s annual financial statements; (ii) reviews of the Company’s quarterly financial statements; (iii) consents and other services related to SEC matters and (iv) Sarbanes-Oxley Act, Section 404 Attestation Report (approximately $1.0 million).
(2)	Fees for audit-related services consisted of: (i) audits and/or due diligence associated with mergers/acquisitions; (ii) financial accounting and reporting consultations; (iii) Sarbanes-Oxley Act, Section 404 advisory services; and (iv) employee benefit plan audits.

The Audit Committee has reviewed the non-audit services provided by KPMG LLP and determined that the provision of these services during fiscal 2006 is compatible with maintaining KPMG LLP’s independence.

Pre-Approval Policy

The Audit Committee pre-approves all audit and permissible non-audit fees.

Since the May 6, 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of KPMG LLP was approved in advance by our Audit and Compliance Committee, and none of those engagements made use of the de minimus exception to pre-approval contained in the SEC’s rules.

Audit Committee Report

The Audit Committee of our board of directors is comprised of independent directors as required by the listing standards of the New York Stock Exchange. The members of the Audit Committee are Michael A. Quinn, Donagh McCarthy and John Wareham. The Audit Committee operates under a written charter adopted by the board of directors.

The role of the Audit Committee is to oversee ResMed’s financial reporting process on behalf of the board of directors. ResMed’s management has the primary responsibility for its financial statements as well as its financial reporting process, principles and internal controls. The independent auditors are responsible for performing an audit of ResMed’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed ResMed’s audited financial statements as of and for the year ended June 30, 2006 with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from ResMed.

The members of the Audit Committee are not engaged in the accounting or auditing profession and are not involved in day-to-day operations of ResMed. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinion, reports and statements presented to them by ResMed’s management and by the independent auditors. As a result, the Audit Committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles and internal controls, that ResMed’s financial statements are accurate, that the audit of the financial statements has been conducted in accordance with generally accepted auditing standards or that ResMed’s auditors meet the applicable standards for auditor independence.

Based on the reports and discussions described above, the Audit Committee recommended to the board of directors that the audited financial statements be included in ResMed’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Michael A. Quinn, Chair

Donagh	McCarthy

John Wareham

The above report of the Audit Committee will not be deemed to be incorporated by reference to any filing by ResMed under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that ResMed specifically incorporates it by reference.

Changes in Board Composition

On August 25, 2005, Christopher Bartlett resigned from our board of directors. Upon recommendation of the Nominating and Governance Committee, and following due diligence, on August 25, 2005 the board appointed Richard Sulpizio to the board on August 25, 2005, with a term expiring at the 2007 annual meeting. Mr. Sulpizio was first recommended to serve on our board by Peter Farrell, our Chief Executive Officer, based on criteria established before the recommendation by the Nominating and Governance Committee.

MATTERS TO BE ACTED ON

Proposal 1.    Election of Directors

Our bylaws authorize a board of directors with between 1 and 13 members, with the exact number to be specified by the board of directors from time to time. The board of directors has determined that the number of directors constituting the full board of directors will be eight at the present time.

The board is divided into three classes. One class is elected every year at the Annual Meeting of Shareholders for a term of three years. The class of directors whose term expires in 2006 has three members, Peter Farrell, Gary Pace and Ronald Taylor. Accordingly, three directors are to be elected at the 2006 Annual Meeting of Shareholders, who will hold office until the 2009 Annual Meeting of Shareholders or until the director’s prior death, disability, resignation or removal.

On recommendation of the Nominating and Governance Committee, the board of directors has nominated each of Peter Farrell, Gary Pace and Ronald Taylor for re-election as a director at the meeting. Proxies are solicited in favor of these nominees and will be voted for them unless otherwise specified. If either Peter Farrell, Gary Pace or Ronald Taylor becomes unable or unwilling to serve as directors, the proxies will be voted for the election of such other person, if any, as the board of directors shall designate.

Information concerning the nominees for director and the other directors who will continue in office after the meeting is set forth below:

Name	Term Expiration	Age	Position with ResMed
Peter C. Farrell	2006	64	Chief Executive Officer and Chairman of the Board of Directors, nominee for re-election
Gary W. Pace(2)(3)	2006	58	Director, nominee for re-election
Ronald Taylor(2)(3)	2006	58	Director, nominee for re-election
Michael A. Quinn (1)(3)	2007	58	Director
Richard Sulpizio(2)(3)	2007	56	Director
Donagh McCarthy (1) (2)(3)	2008	59	Director
Christopher G. Roberts	2008	52	Director
John Wareham(1)(3)	2008	65	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Governance Committee

Peter C. Farrell, Ph.D., has served as a director since ResMed’s inception in June 1989 and Chief Executive Officer since July 1990. From ResMed’s inception until September 2004, Dr. Farrell was also ResMed’s President. From July 1984 to June 1989, Dr. Farrell served as Vice President, Research and Development at various subsidiaries of Baxter International, Inc. (“Baxter”), and from August 1985 to June 1989, he also served as Managing Director of the Baxter Center for Medical Research Pty Ltd., a subsidiary of Baxter. From January 1978 to December 1989, he was Foundation Director of the Center for Biomedical Engineering at the University of New South Wales where he currently serves as a Visiting Professor. He holds a B.E. in chemical engineering with honors from the University of Sydney, an S.M. in chemical engineering from the Massachusetts Institute of Technology, a Ph.D. in chemical engineering and bioengineering from the University of Washington, Seattle and a D.Sc. from the University of New South Wales. Dr. Farrell was named 1998 San Diego Entrepreneur of the Year for Health Sciences, Australian Entrepreneur of the Year in 2001 and US National Entrepreneur of the Year for 2005 in Health Sciences. In August 2000, he was named Vice Chairman of the Executive Council of the Harvard Medical School Division of Sleep Medicine. In addition to his responsibilities with ResMed, Dr. Farrell is a director of NuVasive, Inc., a NASDAQ-listed company that develops and markets products for the surgical treatment of spine disorders; and Pharmaxis Limited, an ASX and NASDAQ-listed specialist pharmaceutical company.

Gary W. Pace, Ph.D., has served as a director since July 1994. Since December 2002 Dr. Pace has been Chairman and CEO of QRxPharma Pty Ltd, a privately held bio-pharmaceuticals development company currently developing and commercializing pain management and cardiovascular health products; a Visiting Scientist at the Massachusetts Institute of Technology (MIT); and an Adjunct Professor at the University of Queensland. In addition to ResMed, he serves as a Director of Transition Therapeutics, a Canadian Venture Exchange-listed Canadian biopharmaceutical company developing new therapies; Celsion Corp., an AMEX- listed device and drug development company; and Peplin Ltd., an ASX-listed biopharmaceutical company. From 1995 to 2001 Dr. Pace was President and CEO of RTP Pharma, a developer of nano-articulate technology. From 2000 to 2002 Dr. Pace was Chairman and CEO of Waratah Pharmaceuticals Inc., a spin-off company from RTP Pharma. From 1993 to 1994, Dr. Pace was the founding President and Chief Executive Officer of Transcend Therapeutics Inc. (formerly Free Radical Sciences Inc.), a biopharmaceutical company. From 1989 to 1993, he was Senior Vice President of Clintec International, Inc., a Baxter/Nestle joint venture and manufacturer of clinical nutritional products. Dr. Pace holds a B.Sc. with honors from the University of New South Wales and a Ph.D. from MIT.

Ronald Taylor has served as a director since January 2005. Mr. Taylor is a director of Watson Pharmaceuticals, Inc., a NYSE-listed specialty pharmaceutical company; Red Lion Hotels Corp, a NYSE-listed hospitality company; and Aethon Corp, a privately-held provider of robotic delivery systems for hospitals. Mr. Taylor is Chairman of the Board of three privately-held companies: 3E Company, an outsourcing business for environmental health and safety; EMN8 Corporation, a manufacturer of self-service terminals for quick service restaurants; and Asteres, Inc., a manufacturer of automated pharmaceutical prescription dispensers for chain drug stores. From 2002 until 2005, he served as chair of the ResMed Foundation. Mr. Taylor resigned from the Foundation board in connection with his appointment to the ResMed Board of Directors. In 1987, Mr. Taylor founded Pyxis Corporation, a manufacturer of automated drug dispensers for hospitals, where he served as Chairman, President, and Chief Executive Officer until its purchase by Cardinal Health, Inc., in 1996. Before founding Pyxis, Mr. Taylor was responsible for the operations and international sales at Hybritech, Inc., a biotechnology company, for six years. Before joining Hybritech, he served over ten years in management roles at Allergan Pharmaceuticals. Mr. Taylor received a B.A. from the University of Saskatchewan and an M.A. from the University of California, Irvine.

Michael A. Quinn has served as a director since September 1992. Since April 1999, Mr. Quinn has been the Chief Executive Officer of Innovation Capital, an Australian/U.S. venture capital fund. From February 1992 to April 1999, he was a management and financial consultant. From July 1988 to January 1992, Mr. Quinn served as Executive Chairman of Phoenix Scientific Industries Limited, a privately held manufacturer of health care and scientific products. Before that, Mr. Quinn was a co-founder and managing director of Memtec, an NYSE-listed environmental filtration company. Mr. Quinn holds both a B.Sc. in physics and applied mathematics and a B.Ec. from the University of Western Australia and an M.B.A. from Harvard University.

Richard Sulpizio has served as a director since August 2005. Mr. Sulpizio retired in July 2001 as President and COO from QUALCOMM, INC., a NASDAQ-listed wireless communication company. After his retirement, QUALCOMM asked Mr. Sulpizio to serve as President of QUALCOMM China from May 2002 to March 2003, and then as President of QUALCOMM Europe from January to September 2004. In March 2005, Mr. Sulpizio returned, and served until December 2005, as President and CEO of MediaFLO, USA, Inc, a QUALCOMM subsidiary, chartered with bringing multimedia services to the wireless industry. Before joining QUALCOMM, Mr. Sulpizio spent eight years with Unisys corporation, a diversified computer and electronics company and 10 years with Fluor Corporation, an engineering and construction company. Mr. Sulpizio also serves as a Director of QUALCOMM, INC., serving as a member of the Board of Directors of QUALCOMM since 2000. Mr. Sulpizio is also on the Advisory Board of Focus Ventures, a Palo Alto based venture capital company. Mr. Sulpizio chairs the University of California San Diego’s Sulpizio Family Cardiovascular Center Advisory Board and is on the board of the Danny Thompson Memorial Leukemia Foundation. Mr. Sulpizio holds a B.A. from California State University, Los Angeles, and an M.S. in Systems Management from the University of Southern California.

Donagh McCarthy has served as a director since November 1994. Mr. McCarthy has been a consultant to Pharmediun Healthcare Inc., a privately held pharmacy service company since 2003. From 2000 to 2003 Mr. McCarthy was President and CEO of Protiveris Inc., a Maryland-based biotechnical startup company. From September 1996 to January 2000, he was President of RMS Inc., an affiliate of Baxter Healthcare. From June 1993 until September 1996, he was President of the North America Renal Division of Baxter. Before that, beginning in March 1988, Mr. McCarthy was General Manager and Director of Baxter Japan KK. Mr. McCarthy held various other positions at Baxter beginning in 1982, including Vice President-Global Marketing, Strategy and Product Development. Mr. McCarthy received a bachelor’s degree in engineering from the National University of Ireland and an M.B.A. from the Wharton School, University of Pennsylvania.

Christopher G. Roberts, Ph.D., has served as one of our directors since September 1992. He also served as a director from August 1989 to November 1990. Since February 2004 he has been Chief Executive Officer and President of Cochlear Limited, an ASX-listed cochlear implant company for the treatment of severe and profound deafness. Between August 1992 and January 2004 he was ResMed’s Executive Vice President responsible for European and Asia-Pacific activities. Between 1976 and 1989 he served in various positions in medical device companies, including President of BGS Medical (Denver, Colorado), an orthopaedic implant company. Dr. Roberts holds a B.E. in chemical engineering with honors from the University of New South Wales, an M.B.A. from Macquarie University and a Ph.D. in biomedical engineering from the University of New South Wales. He is a Fellow of the Australian Academy of Technological Sciences and Engineering (FTSE) and a Fellow of the Australian Institute of Company Directors (FAICD). He was a member of the National Health and Medical Research Council (NHMRC), Australia’s health and medical research and advisory body for the 2003-2006 triennium, and a Chairman of Research Australia, a non-profit organization.

John Wareham has served as a director since January 2005. Mr. Wareham is the former Chairman and Chief Executive Officer of Beckman Coulter, Inc. a NYSE-listed biomedical company that develops and markets instruments, chemistries, software and supplies to simplify and automate laboratory processes. Before joining Beckman Coulter in 1984, Mr. Wareham was President of Norden Laboratories, Inc., a wholly-owned subsidiary of SmithKline Beckman. He first joined a predecessor of SmithKline Beckman Corporation in 1968. Mr. Wareham is a director and non-executive Chairman of STERIS Corporation a NYSE-listed market leader in infection prevention, decontamination and health science technologies, products and services, and a director of Greatbatch Technologies, Inc., a NYSE-listed developer and manufacturer of critical components used in implantable medical devices and other technically demanding applications. Mr. Wareham holds a B.S. in Pharmacy from Creighton University in Omaha, Nebraska, and an MBA from Washington University in St. Louis, Missouri.

Board Independence

Our board of directors has determined that each of Messrs. McCarthy, Pace, Quinn, Sulpizio, Taylor, and Wareham and their respective family members, has no relationship with ResMed (either directly, or as a partner, shareholder or officer of an organization that has a relationship with ResMed), commercial or otherwise, other than in their capacity as a director, and each such director is thus “independent.” The board also determined that each member of the Audit, Nominating and Governance, and Compensation Committees is “independent” as required by the applicable listing standards of the NYSE. The board determined that each of Drs. Farrell and Roberts had a material relationship with ResMed that prohibited such person from being considered “independent” under applicable standards.

Committees of the Board of Directors

Our independent directors meet at least four times a year in executive session without management and without non-independent directors. The executive sessions are presided over by Gary Pace, the Chair of our Nominating and Governance Committee.

The board of directors has three standing committees to assist in the management of our affairs: Compensation, Nominating and Governance, and Audit. A copy of the charters for each of these committees can be found at our Web site at www.resmed.com, and is available to shareholders upon request made to our Secretary at ResMed Inc, 14040 Danielson Street, Poway, California 92064-6857.

The Compensation Committee currently consists of Ronald Taylor (Chair), Gary Pace, Donagh McCarthy and Richard Sulpizio. The Compensation Committee’s primary purposes are to:

•	Establish and review the compensation of officers, directors, and executives of ResMed;

•	Advise the board regarding ResMed’s compensation philosophies, practices, and procedures;

•	Advise the board regarding key senior management succession planning, including recruiting, hiring, development, and retention, and termination of key senior executives; and

•	Administer the Company’s equity and compensation plans.

The Nominating and Governance Committee consists of Gary W. Pace (Chairman), Donagh McCarthy, Michael Quinn, Ronald Taylor, John Wareham and Richard Sulpizio. The Nominating and Governance Committee’s primary purposes are to:

•	Assure that the composition, practices, and operation of the Board of Directors contribute to lasting value creation and effective representation of ResMed shareholders; and

•	Assist the board with selecting board and committee members, committee selection and rotation practices, evaluating the board’s overall effectiveness, and reviewing and considering developments in corporate governance practices.

Our Corporate Governance Guidelines set forth goals regarding composition of the board and committees, meetings and expectations of directors. A copy of our Corporate Governance Guidelines may be found on our website located at www.resmed.com, and is available to shareholders upon request made to the Secretary of ResMed at ResMed Inc, 14040 Danielson Street, Poway, California, 92064-6857.

The Nominating and Governance Committee identifies nominees for the board of directors by first evaluating the current members of the board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating and Governance Committee’s criteria for Board service are re-nominated. As to new candidates, the Nominating and Governance Committee generally identifies the desired qualifications for new board members, and polls the board of directors and members of management for their recommendations. The Nominating and Governance Committee may also review the composition and qualification of the boards of directors of ResMed’s competitors, and may seek input from industry experts and analysts. The Nominating and Governance Committee may engage a third-party search firm to identify candidates in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate. The Nominating and Governance Committee reviews the qualifications, experience and background of all candidates. The independent directors and executive management interview final candidates. In making its determinations, the Nominating and Governance Committee evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best perpetuate the success of ResMed and represent shareholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating and Governance Committee makes its recommendation to the board of directors. This general process was followed in selecting Mr. Sulpizio to fill the vacancy created by Dr. Bartlett’s resignation from the board.

Recommendations received from shareholders in accordance with the shareholder nominations guidelines below will be processed and are subject to the same criteria as are candidates nominated by the Nominating and Governance Committee. The

Nominating and Governance Committee will consider shareholder suggestions for nominees for directorship and have a policy to consider any candidates recommended by shareholders who have held a minimum of 1% of ResMed’s outstanding voting securities for at least one year. In order for the Nominating and Governance Committee to consider a shareholder nomination, the shareholder must submit a detailed resume of the candidate and an explanation of the reasons why the shareholder believes the candidate is qualified for service on the board of directors. The shareholder must also provide such other information about the candidate that would be required by the SEC rules to be included in a proxy statement. In addition, the shareholder must include the consent of the candidate (including the consent to a background check) and describe any relationships, arrangements or undertakings between the shareholder and the candidate regarding the nomination or otherwise. The shareholder must submit proof of ResMed shareholdings. All communications should be submitted in writing to the Chairman of the Nominating and Governance Committee, c/o Secretary, ResMed Inc, 14040 Danielson Street, Poway, California, 92064-6857. Recommendations received after 120 days before the mailing of the proxy will likely not be considered timely for consideration at that year’s annual meeting.

The Audit Committee consists of Michael A. Quinn (Chairman), Donagh McCarthy and John Wareham. The board of directors has determined that Mr. Quinn is a financial expert within the meaning of the SEC rules. The Audit Committee operates under a written charter that was adopted by the board of directors in May 2000, and last amended as of October 2004. The Audit Committee’s responsibilities include selecting our independent auditors and approving their fees and other significant compensation, as well as reviewing:

•	our annual financial statements and quarterly results;

•	the adequacy and effectiveness of our systems of internal accounting controls;

•	any significant matters identified as a result of our independent accountants’ procedures;

•	the annual and quarterly earnings press releases prior to their respective release;

•	the independent auditors’ audit plan and engagement letter;

•	the independence and performance of our independent auditors;

•	material legal matters and potential conflicts of interest;

•	our code of ethical conduct and its enforcement; and

•	the adequacy and succession planning of ResMed’s accounting and financial personnel.

Board Meetings and Compensation

The board of directors held four meetings during fiscal year 2006. In addition, the Compensation Committee met four times, the Nominating and Governance Committee met four times, and the Audit Committee met four times, during fiscal year 2006. During fiscal year 2006, each director attended 100% of the aggregate of the total number of meetings of the board of directors and of the committees of the board of directors on which that director served, except for Richard Sulpizio, who was not present for the February 2006 meeting. All directors were present for the 2005 Annual Shareholder’s Meeting, with the exception of Richard Sulpizio who had a commitment that required him to be out of the country at that time.

Each director who is not an employee of ResMed received an annual fee of $15,000 for his service as a director during fiscal 2006. Each board member received $1,500 for attendance at board meetings and $1,000 for attending committee meetings, either in person or by telephone. In addition, the chairs of each committee received an additional annual fee: $5,000 for the audit committee and $3,500 for the other committees, representing an increase in compensation. Each director was reimbursed for expenses incurred in connection with attending meetings.

For fiscal 2004 and 2005, the additional annual fee for the chairs of each committee was $2,000. The decision to increase the annual fee for the chairs of each committee was based on a review of board compensation paid by comparable companies using the same comparables used for management compensation decisions. The comparable data was compiled by third-party consultants.

Following the review, the compensation committee recommended, and the full board approved, the increases. The following chart shows the cash compensation paid to each non-employee director for his service on the board during fiscal 2006.

Name	Annual Retainer	Committee Chair Retainer	Meeting Fees	Total Cash Compensation
Christopher Bartlett(1)	0	0	$3,500	$3,500
Donagh McCarthy	$15,000	0	$18,000	$33,000
Gary W. Pace	$15,000	$3,500	$13,000	$31,500
Michael A. Quinn	$15,000	$5,000	$14,000	$34,000
Christopher G. Roberts	$15,000	0	$6,000	$21,000
Richard Sulpizio	$15,000	0	$11,000	$26,000
Ronald Taylor	$15,000	$3,500	$13,000	$31,500
John Wareham	$15,000	0	$14,000	$29,000

(1)	Ceased service on the board in August 2005.

Directors who are not employees also hold and receive stock options under our 1995 Option Plan and 1997 Equity Participation Plan. On July 1, 2005, each of the non-executive directors received 24,000 stock options at an exercise price per share of $32.995. On July 7, 2006, each of the non-executive directors received 18,000 stock options at an exercise price per share of $47.75. The exercise prices represent the fair market value of our common stock on the date of grant, and the options vest one third at a time annually after grant. These levels of stock option award are below the automatic grant levels in the 1997 Equity Participation Plan approved by shareholders. That plan authorizes an annual grant of options on 40,000 shares, but the directors waived their entitlement to 16,000 of those options. If the shareholders approve the ResMed Inc. 2006 Incentive Award Plan at this meeting (See Proposal 2.), the new plan does not provide for automatic grants of options to the directors, but permits the plan administrator to make awards of options and other equity incentives in its discretion. It is the intention of the board at this time to continue annual grants to non-employee board members, to be granted at the same time as the annual grant to management. In determining the size of the annual grants, the board intends to consider data collected by a third-party consultant retained by the Compensation Committee concerning grants and other compensation for directors at comparable companies, along with other factors the board finds applicable.

In addition to the foregoing, during fiscal 2006, Mr. Taylor on one occasion traveled with Mr. Farrell on the Company-leased aircraft for personal travel. The incremental cost to the Company for this flight allocated to Mr. Taylor is $2,280. See “Summary Compensation Table” for information regarding Mr. Farrell.

Shareholder Communications with the Board of Directors

Shareholders may communicate with our non-management board members by written mail addressed to the Chair of the Nominating and Governance Committee, care of Secretary, ResMed Inc, 14040 Danielson Street, Poway, California, 92064-6857. We encourage shareholders to include proof of ownership of our stock in such communications. The Secretary will forward all communications to the Chair of the Nominating and Governance Committee.

Code of Ethics

We have a code of business conduct and ethics for directors, officers and employees, which can be found at www.resmed.com and is available to shareholders upon request made to the Secretary at ResMed Inc, 14040 Danielson Street, Poway, California, 92064-6857. These codes summarize the compliance and ethical standards and expectations we have for all of our officers, directors and employees, including our Chief Executive Officer and senior financial officers, with respect to their conduct in connection with our business. Our code of business conduct and ethics constitutes our code of ethics within the meaning of Section 406 of the Sarbanes Oxley Act of 2002 and the NYSE listing standards. We intend to disclose future amendments to or waivers of certain provisions of our code of business conduct and ethics applicable to our principal executive officer, principal financial officer principal accounting officer, controller and persons performing similar functions on our website at www.resmed.com within five business days or as otherwise required by the SEC or the NYSE.

Medical Advisory Board

In addition to the committees of the board of directors, we have an independent Medical Advisory Board. The Medical Advisory Board is comprised of leading physicians and researchers with an interest in sleep medicine; they advise management with respect to our current and proposed product lines and developments in the field of sleep medicine from a medical perspective.

REQUIRED VOTE AND BOARD RECOMMENDATION

Assuming a quorum is present, directors will be elected by a favorable vote of a plurality of the aggregate votes cast, in person or by proxy, at the meeting. Accordingly, the three nominees receiving the highest number of votes will be elected. Abstentions will have no effect on the outcome of the election of candidates for director. The election of directors is a matter on which brokers are empowered to vote and, thus, broker non-votes are not expected on the election of directors.

Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election of the three nominees named above. Although it is anticipated that the nominees will be able to serve as directors, should a nominee become unavailable to serve, the proxies will be voted for such other person or persons our board of directors may designate.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE THREE NOMINEES TO THE BOARD OF DIRECTORS.

Proposal 2.    Approval of the ResMed Inc. 2006 Incentive Award Plan

Our shareholders are being asked to approve the ResMed 2006 Incentive Award Plan (the “2006 Plan”). On August 21, 2006, based on the recommendation of our Compensation Committee, the Board approved and adopted the 2006 Plan, subject to approval by our shareholders. The 2006 Plan succeeds the 1997 Equity Participation Plan of ResMed Inc. (the “1997 Plan”), which authorized a maximum of 16,000,000 shares (as adjusted for stock splits) of the Company’s common stock and was adopted by the board of directors and then approved by the shareholders in November 1997. As of September 14, 2006, a total of 7,986,010 shares were subject to outstanding awards under the 1997 Plan, and 3,223,912 shares remained available for the grant of new awards under the 1997 Plan. No more than 50,000 additional awards will be granted under the 1997 Plan between September 14, 2006 and the date of the annual meeting. Assuming that the Company’s shareholders approve the 2006 Plan, no further awards will be made under the 1997 Plan. The 2006 Plan authorizes the issuance of 7.8 million shares of our common stock.

The principal features of the 2006 Plan are summarized below, but the summary is qualified in its entirety by reference to the 2006 Plan itself which is attached to this proxy statement as Appendix A. We encourage you to read the 2006 Plan carefully.

Purpose of the 2006 Plan

The purpose of the 2006 Plan is to provide additional incentive for directors, key employees and consultants to further the growth, development and financial success of the Company and its subsidiaries by personally benefiting through the ownership of the Company’s Common Stock, or other rights which recognize such growth, development and financial success. Our board also believes that the 2006 Plan will enable us to obtain and retain the services of directors, key employees and consultants that are considered essential to our long range success by offering them an opportunity to own stock and other rights that reflect our financial success. The 2006 Plan is also designed to permit us to make cash and equity based awards intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The 2006 Plan will become effective immediately upon shareholder approval at the meeting. All outstanding awards under the 1997 Plan will continue to be governed by the 1997 Plan, however the 1997 Plan will be terminated as to future grants, effective as of the shareholder approval of this Proposal 2.

Securities Subject to the 2006 Plan

The maximum number of shares of Common Stock authorized for issuance under the 2006 Plan is 7,800,000 shares. The number of shares of Common Stock available for issuance under the 2006 Plan will be reduced by (i) two and one tenth (2.1) shares for each one share of Common Stock delivered in settlement of any “full-value award,” which is any award other than a stock option, stock appreciation right or other award for which the holder pays the intrinsic value and (ii) one share for each share of common stock delivered in settlement of all other awards.

The 2006 Plan counts shares on a “gross” basis and does not allow the re-grant of shares withheld or surrendered in payment of the exercise price or tax withholding obligations of an award. In the event of any cancellation, termination, expiration or forfeiture of any award under the 2006 Plan, any shares subject to the award at such time will be available for future grants under the 2006 Plan. If any shares of restricted stock are surrendered by a participant or repurchased by the Company due to their forfeiture, such shares also will be available for future grants under the 2006 Plan. The add back of shares due to the replenishment provisions of the 2006 Plan will be on a one share added back for each one stock option, stock appreciation right and other award for which the holder pays the intrinsic value that was granted under the 2006 Plan is subsequently terminated, expired, cancelled, forfeited or repurchased. For every other award granted under the 2006 Plan, that is for every full-value award granted under the 2006 Plan, that is expired, cancelled, forfeited or repurchased two and one-tenth (2.1) shares will be made available for issuance under the 2006 Plan. In no event, however, will any shares of Common Stock again be available for future grants under the Plan if such action would cause an incentive stock option to fail to qualify as an incentive stock option under Section 422 of the Code.

To the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any of its subsidiaries will not be counted against the shares available for issuance under the 2006 Plan.

The shares of Common Stock covered by the 2006 Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market. For purposes of the 2006 Plan, the fair market value of a share of Common Stock as of any given date will be the closing sales price for a share of Common Stock on the day preceding or, if there is no closing sales price for the Common Stock on such date, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported on the New York Stock Exchange (the “NYSE”). The closing sales price for a share of Common Stock on September 14, 2006 was $40.26, as reported by the NYSE.

Eligibility

Our employees, consultants and non-employee directors are eligible to receive awards under the 2006 Plan. As of September 14, 2006, we had approximately 2,500 employees and consultants, and we currently have eight directors, seven of whom are non-employee directors. The administrator determines which of our employees, consultants and directors will be granted awards. No employee, non-employee director or consultant is entitled to participate in the 2006 Plan as a matter of right, nor does any such participation constitute assurance of continued employment or Board service. Only those employees, non-employee directors and consultants who are selected to receive grants by the administrator may participate in the 2006 Plan.

Awards Under the 2006 Plan

The 2006 Plan provides that the administrator may grant or issue stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards and stock payments, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Non-Qualified Stock Options. Non-qualified stock options (“NQSOs”) will provide for the right to purchase shares of Common Stock at a specified price not less than the fair market value for a share of Common Stock on the date of grant, and usually will become exercisable (in the discretion of the administrator) in one or more installments after the grant date, subject to the completion of the applicable vesting service period or the attainment of pre-established performance goals. NQSOs may be granted for any term specified by the administrator, but may not exceed seven years.

Incentive Stock Options. Incentive stock options (“ISOs”) will be designed to comply with the applicable provisions of the Code, and will be subject to certain restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price not less than the fair market value of a share of Common Stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of seven years measured from the date of grant. ISOs, however, may be subsequently modified to disqualify them from treatment as ISOs. The total fair market value of shares (determined as of the respective date or dates of grant) for which one or more options granted to any employee by the Company (including all options granted under the 2006 Plan and all other option plans of the Company or any parent or subsidiary corporation) may for the first time become exercisable as

ISOs during any one calendar year shall not exceed the sum of $100,000. To the extent this limit is exceeded, the options granted will be NQSOs. In the case of an ISO granted to an individual who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation, the 2006 Plan provides that the exercise price of an ISO must be at least 110% of the fair market value of a share of Common Stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant. Like NQSOs, ISOs usually will become exercisable (in the discretion of the administrator) in one or more installments after the grant date, subject to the completion of the applicable vesting service period or the attainment of pre-established performance goals.

Stock Appreciation Rights. Stock appreciation rights provide for the payment of an amount to the holder based upon increases in the price of our Common Stock over a set base price. The base price of any SAR granted under the 2006 Plan must be at least 100% of the fair market value of a share of Common Stock on the date of grant. SARs under the 2006 Plan will be settled in cash or shares of Common Stock, or in a combination of both, at the election of the administrator. SARs may be granted in connection with stock options or other awards, or separately. SARs may be granted for any term specified by the administrator, but may not exceed seven years.

Restricted Stock. Restricted stock may be issued at such price, if any, and may be made subject to such restrictions (including time vesting or satisfaction of performance goals), as may be determined by the administrator. Restricted stock typically may be repurchased by us at the original purchase price, if any, or forfeited, if the vesting conditions and other restrictions are not met. In general, restricted stock may not be sold, or otherwise hypothecated or transferred, until the vesting restrictions and other restrictions applicable to such shares are removed or expire. Recipients of restricted stock, unlike recipients of options or restricted stock units, generally will have voting rights and will receive dividends prior to the time when the restrictions lapse.

Deferred Stock Awards. Deferred stock may not be sold or otherwise hypothecated or transferred until issued. Deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when the vesting conditions are satisfied and the shares are issued. Deferred stock awards generally will be forfeited, and the underlying shares of deferred stock will not be issued, if the applicable vesting conditions and other restrictions are not met.

Restricted Stock Units. Restricted stock units entitle the holder to receive shares of Common Stock, subject to the removal of restrictions which may include completion of the applicable vesting service period or the attainment of pre-established performance goals. The issuance of shares of Common Stock pursuant to restricted stock units may be delayed beyond the time at which the restricted stock units vest. Restricted stock units may not be sold, or otherwise hypothecated or transferred, and holders of restricted stock units do not have voting rights. Restricted stock units generally will be forfeited, and the underlying shares of stock will not be issued, if the applicable vesting conditions and other restrictions are not met.

Dividend Equivalents. Dividend equivalents represent the value of the dividends per share paid by us, if any, calculated with reference to a specified number of shares. Dividend equivalent rights may be granted alone or in connection with stock options, SARs or other equity awards granted to the participant under the 2006 Plan. Dividend equivalents may be paid in cash or shares of Common Stock, or in a combination of both, at the election of the administrator.

Performance Awards. Performance awards may be granted by the administrator to employees, consultants or non-employee directors based upon, among other things, the contributions, responsibilities and other compensation of the particular recipient. Generally, these awards will be based on specific performance goals and may be paid in cash or in shares of Common Stock, or in a combination of both, at the election of the administrator. Performance awards may include “phantom” stock awards that provide for payments based upon the value of our Common Stock. Performance awards may also include bonuses granted by the administrator, which may be payable in cash or in shares of Common Stock, or in a combination of both.

Stock Payments. Stock payments may be authorized by the administrator in the form of Common Stock or an option or other right to purchase Common Stock and may, without limitation, be issued as part of a deferred compensation arrangement in lieu of all or any part of compensation — including, without limitation, salary, bonuses, commissions and directors’ fees — that would otherwise be payable in cash to the employee, non-employee director or consultant.

Section 162(m) ”Performance-Based” Awards. The administrator may designate employees as participants whose compensation for a given fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code. The administrator may grant to such persons and other eligible persons stock options, SARs, restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards, cash bonuses and stock payments that are paid, vest or become exercisable upon the achievement of specified performance goals which are related to one or more of the following performance criteria, as applicable to the Company or any subsidiary, division, operating unit or individual:

•	Net earnings (either before or after interest, taxes, depreciation and/or amortization);

•	gross or net sales or revenue;

•	Net income (either before or after taxes);

•	operating earnings;

•	cash flow (including, but not limited to, operating cash flow and free cash flow);

•	return on assets;

•	return on capital;

•	return on shareholders’ equity;

•	return on sales;

•	gross or net profit or operating margin;

•	costs;

•	funds from operations;

•	expense;

•	working capital;

•	earnings per share;

•	price per share of Common Stock

•	FDA or other regulatory body approval;

•	implementation or completion of critical projects; and

•	market share.

Performance goals established based on the performance criteria may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to the results of a peer group. Achievement of each performance goal will be determined in accordance with generally accepted accounting principles to the extent applicable.

The maximum number of shares which may be subject to awards granted under the 2006 Plan to any individual during any fiscal year may not exceed 1,000,000 shares of Common Stock, subject to adjustment in the event of any recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin off or other transaction that affects the Common Stock in a manner that would require adjustment to such limit in order to prevent the dilution or enlargement of the potential benefits intended to be made available under the 2006 Plan. In addition, cash-settled performance awards in any fiscal year may not have an aggregate maximum amount payable in excess of $2,000,000.

Vesting and Exercise of Awards

The applicable award agreement will contain the period during which the right to exercise the award in whole or in part vests. At any time after the grant of an award, the administrator may accelerate the period during which such award vests, subject to certain limitations. No portion of an award which is not vested at a participant’s termination of employment, termination of board service, or termination of consulting relationship will subsequently become vested, except as may be otherwise provided by the administrator either in the agreement relating to the award or by action following the grant of the award.

Generally, an option or stock appreciation right may only be exercised while such person remains our employee, director or consultant, as applicable, or for a specified period of time (up to the remainder of the award term) following the participant’s termination of employment, directorship or the consulting relationship, as applicable. An award may be exercised for any vested portion of the shares subject to such award until the award expires.

Full-value awards made under the 2006 Plan generally will be subject to vesting over a period of not less than (i) three years from the grant date of the award if it vests based solely on employment or service with the Company or one of its subsidiaries, or (ii) one year following the commencement of the performance period, for full-value awards that vest based upon the attainment of performance goals or other performance-based objectives. However, an aggregate of up to 100,000 shares of Common Stock may be granted subject to full-value awards under the 2006 Plan without respect to such minimum vesting provisions.

Only whole shares of Common Stock may be purchased or issued pursuant to an award. Any required payment for the shares subject to an award will be paid in the form of cash or a check payable to us in the amount of the aggregate purchase price. However, the administrator may in its discretion and subject to applicable laws allow payment through one or more of the following:

•	the delivery of certain shares of Common Stock owned by the participant;

•	the surrender of shares of Common Stock which would otherwise be issuable upon exercise or vesting of the award;

•	the delivery of property of any kind which constitutes good and valuable consideration;

•	with respect to options, a sale and remittance procedure pursuant to which the optionee will place a market sell order with a broker with respect to the shares of Common Stock then issuable upon exercise of the option and the broker timely pays a sufficient portion of the net proceeds of the sale to us in satisfaction of the option exercise price for the purchased shares plus all applicable income and employment taxes we are required to withhold by reason of such exercise; or

•	any combination of the foregoing.

Transferability of Awards

Awards generally may not be sold, pledged, assigned or transferred in any manner other than by will or by the laws of descent and distribution or, subject to the consent of the administrator of the 2006 Plan, pursuant to a domestic relations order, unless and until such award has been exercised, or the shares underlying such award have been issued, and all restrictions applicable to such shares have lapsed. Notwithstanding the foregoing, NQSOs may also be transferred with the administrator’s consent to certain family members and trusts. Awards may be exercised, during the lifetime of the holder, only by the holder or such permitted transferee.

2006 Plan Benefits

No awards will be granted under the 2006 Plan until it is approved by our shareholders. The future benefits that will be received under the 2006 Plan by our current directors, executive officers and by all eligible employees are not currently determinable.

Adjustments for Stock Splits, Recapitalizations, and Mergers

In the event of any recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin off or other similar transaction that affects our Common Stock, the administrator of the 2006 Plan will proportionally adjust:

•	the number and kind of shares of Common Stock (or other securities or property) with respect to which awards may be granted or awarded under the 2006 Plan;

•	the limitation on the maximum number and kind of shares that may be subject to one or more awards granted to any one individual during any fiscal year;

•	the number and kind of shares of Common Stock (or other securities or property) subject to outstanding awards under the 2006 Plan; and

•	the grant or exercise price with respect to any outstanding award.

Change in Control

In the event of a Change in Control (as defined in the 2006 Plan), each outstanding award will be assumed, or substituted for an equivalent award, by the successor corporation. If the successor corporation does not provide for the assumption or substitution of the awards, the administrator may cause all awards to become fully exercisable prior to the consummation of the transaction constituting a Change in Control, for a period of fifteen days following notice to the award recipient.

Administration of the 2006 Plan

The Compensation Committee of our board will be the administrator of the 2006 Plan unless the board assumes authority for administration. The board shall administer the 2006 plan as to awards to non-employee directors. The Compensation Committee is expected to consist of two or more directors, each of whom is intended to qualify as both a “non-employee director,” as defined in Rule 16b-3 of the Exchange Act, and an “outside director” for purposes of Section 162(m) of the Code. The Compensation Committee may delegate its authority to grant awards to persons other than officers of the Company, to a committee consisting of one or more members of the board or officers. The administrator has the power to:

•	select which directors, employees and consultants are to receive awards and the terms of such awards, consistent with the 2006 Plan;

•	determine whether options are to be NQSOs or ISOs, or whether awards are to qualify as “performance-based” compensation under Section 162(m) of the Code;

•	construe and interpret the terms of the 2006 Plan and awards granted pursuant to the 2006 Plan;

•	adopt rules for the administration, interpretation and application of the 2006 Plan;

•	interpret, amend or revoke any of the rules adopted for the administration, interpretation and application of the 2006 Plan; and

•	amend one or more outstanding awards in a manner that does not adversely affect the rights and obligations of the holder of such award (except in certain limited circumstances).

Since the Company’s shares are listed on the Australian Stock Exchange, and since the Company and its subsidiaries have operations in Australia and other countries outside of the United States, the 2006 Plan also authorizes the administrator to make such modifications to the terms and conditions of Awards, including the adoption of a subplan, as may be deemed advisable to ensure compliance with applicable foreign laws and listing standards, provided that any such action does not violate any other applicable law or require stockholder approval.

Amendment and Termination of the 2006 Plan

The administrator may amend the 2006 Plan at any time, subject to shareholder approval to increase the limits on the number of shares that may be issued, to change the eligibility requirements, to decrease the exercise price of any outstanding option or stock appreciation right granted under the 2006 Plan, or to replace any outstanding option or SAR with cash, restricted shares, or any other awards.

The administrator may terminate the 2006 Plan at any time. However, in no event may an award be granted pursuant to the 2006 Plan on or after August 21, 2016.

Federal Income Tax Consequences Associated with the 2006 Plan

The following is a general summary under current law of the material federal income tax consequences to participants in the 2006 Plan. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant in light of a holder’s personal circumstances. This summarized tax information is not tax advice.

Non-Qualified Stock Options. If an optionee is granted a NQSO under the 2006 Plan, the optionee will not have taxable income on the grant of the option. Generally, the optionee will recognize ordinary income at the time of exercise in an amount equal to the difference between the option exercise price and the fair market value of a share of Common Stock at such time. The optionee’s basis in the stock for purposes of determining gain or loss on subsequent disposition of such shares generally will be the fair market value of the Common Stock on the date the optionee exercises such option. Any subsequent gain or loss generally will be taxable as capital gains or losses.

Incentive Stock Options. No taxable income is recognized by the optionee at the time of the grant of an ISO, and no taxable income is recognized for regular tax purposes at the time the option is exercised; however, the excess of the fair market value of the Common Stock received over the option price is an “item of adjustment” for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For federal tax purposes, dispositions are divided into two categories: qualifying and disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition is granted and more than one year after the date the shares are transferred upon exercise. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of the amount realized upon the sale or other disposition of the purchased shares over the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of the fair market value of those shares on the exercise date over the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee.

We will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares. If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the ordinary income recognized by the optionee.

Stock Appreciation Rights. No taxable income is generally recognized upon the receipt of a SAR, but upon exercise of the SAR the cash or the fair market value of the shares received will be taxable as ordinary income to the recipient in the year of such exercise.

Restricted Stock. In general, a participant will not be taxed upon the grant or purchase of restricted stock that is subject to a “substantial risk of forfeiture,” within the meaning of Section 83 of the Code. However, at the time the restricted stock is no longer subject to the substantial risk of forfeiture (e.g., when the restrictions lapse on a vesting date), the participant will be taxed on the difference, if any, between the fair market value of the Common Stock on the date the restrictions lapsed and the amount the participant paid, if any, for such restricted stock. Recipients of restricted stock under the 2006 Plan may, however, make an election under Section 83(b) of the Code to be taxed at the time of the grant or purchase on an amount equal to the difference, if any, between the fair market value of the Common Stock on the date of transfer and the amount the participant paid, if any, for such restricted stock. If a timely Section 83(b) election is made, the participant will not recognize any additional income as and when the restrictions applicable to the restricted stock lapses.

Restricted Stock Units and Deferred Stock. A participant generally will not have ordinary income upon grant of restricted stock units or deferred stock. When the shares of Common Stock are delivered under the terms of the award, the participant will recognize ordinary income equal to the fair market value of the shares delivered, less any amount paid by the participant for such shares.

Dividend Equivalent Awards and Performance Awards. A recipient of a dividend equivalent award or a performance award generally will not recognize taxable income at the time of grant. However, at the time such an award is paid, whether in cash or in shares of Common Stock, the participant will recognize ordinary income equal to value received.

Stock Payments. A participant who receives a stock payment generally will recognize taxable ordinary income in an amount equal to the fair market value of the shares received.

Tax Deductions and Section 162(m) of the Code. Except as otherwise described above with respect to incentive stock options, we generally will be entitled to a deduction when and for the same amount that the recipient recognizes ordinary income, subject to the limitations of Section 162(m) of the Code with respect to compensation paid to certain “covered employees”. Under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1 million in any one year. The Section 162(m) deduction limit, however, does not apply to certain “performance-based compensation” as provided for by the Code and established by an independent compensation committee. In particular, stock options and SARs will satisfy the “performance-based compensation” exception if the awards are made by a qualifying compensation committee, the underlying plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the exercise price or base price is greater than or equal to the fair market value of the stock subject to the award on the grant date). Other awards granted under the 2006 Plan may qualify as “performance-based compensation” for purposes of Section 162(m), if such awards are granted or vest based upon the achievement of one or more pre-established objective performance goals using one of the performance criteria described previously.

The 2006 Plan is structured in a manner that is intended to provide the Compensation Committee with the ability to provide awards that satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code. In the event the Compensation Committee determines that it is in the Company’s best interests to make use of such awards, the remuneration attributable to those awards should not be subject to the $1,000,000 limitation. We have not, however, requested a ruling from the Internal Revenue Service or an opinion of counsel regarding this issue. This discussion will neither bind the Internal Revenue Service nor preclude the Internal Revenue Service from adopting a contrary position.

Section 409A of the Code. Certain awards under the 2006 Plan may be considered “nonqualified deferred compensation” for purposes of Section 409A of the Code, which imposes certain additional requirements regarding the payment of deferred compensation. Generally, if at any time during a taxable year a nonqualified deferred compensation plan fails to meet the requirements of Section 409A, or is not operated in accordance with those requirements, all amounts deferred under the 2006 Plan for the taxable year and all preceding taxable years, by any participant with respect to whom the failure relates, are includible in gross income for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under Section 409A, the amount also is subject to interest and an additional income tax. The interest imposed is equal to the interest at the underpayment rate plus one percentage point, imposed on the underpayments that would have occurred had the compensation been includible in income for the taxable year when first deferred, or if later, when not subject to a substantial risk of forfeiture. The additional income tax is equal to 20% of the compensation required to be included in gross income.

VOTE REQUIRED AND BOARD RECOMMENDATION

In accordance with New York Stock Exchange listing requirements, adoption of the ResMed Inc. 2006 Incentive Award Plan requires an affirmative vote of the holders of a majority of shares of common stock cast on such proposal, in person or by proxy, provided that the total vote cast on the proposal represents over 50% of the outstanding shares of common stock entitled to vote on the proposal. Votes “for” and “against” and abstentions count as votes cast, while broker non-votes do not count as votes cast. All outstanding shares, including broker non-votes, count as shares entitled to vote. Thus, the total sum of votes “for,” plus votes “against,” plus abstentions, which is referred to as the “NYSE Votes Cast,” must be greater than 50% of the total outstanding shares of our common stock. Once satisfied, the number of votes “for” the proposal must be greater than 50% of NYSE Votes Cast. Abstentions will have the effect of a vote against this proposal. Thus, broker non-votes can make it difficult to satisfy the NYSE Votes Cast requirement, and abstentions have the effect of a vote against this proposal.

Unless instructed to the contrary, properly executed proxies will be voted FOR approval of the ResMed Inc. 2006 Incentive Award Plan.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE RESMED 2006 INCENTIVE AWARD PLAN.

Proposal 3.    Ratification of Selection of Auditors

The firm of KPMG LLP, our independent auditors for the fiscal year ended June 30, 2006, was selected by the Audit Committee to act in the same capacity for the fiscal year ending June 30, 2007. Neither the firm nor any of its members has any relationship with us or any of our affiliates except in the firm’s capacity as our auditor.

Representatives of KPMG LLP are expected to be present at the meeting and will have the opportunity to make statements if they so desire and to respond to appropriate questions from the shareholders.

VOTE REQUIRED AND BOARD RECOMMENDATION

The proposal to ratify the selection of our independent auditors requires the affirmative vote of a majority of the outstanding shares of Common Stock present or represented and entitled to vote at the 2006 Annual Meeting of Shareholders. Accordingly, abstentions will have the effect of a vote against the ratification of KPMG LLP as our independent auditors. This proposal is a matter on which brokers are entitled to vote, and thus, Broker non votes are not expected on this proposal.

Unless instructed to the contrary, properly executed proxies will be voted FOR ratification of the selection of KPMG LLP as our independent auditors.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT AUDITORS.

Proposal 4.     Other Business

The board of directors does not know of any other business to be presented to the Annual Meeting of Shareholders. If any other matters properly come before the meeting, however, the persons named in the enclosed form of proxy will vote the proxy in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

We expect to hold our 2007 Annual Meeting of Shareholders in November 2007. In order for shareholder proposals otherwise satisfying the eligibility requirements of Rule 14a-8 under the Exchange Act to be considered for inclusion in our Proxy Statement for our 2007 Annual Meeting, we must receive them at our principal office in Poway, California, on or before May 30, 2007.

In addition, if a shareholder desires to bring business (including director nominations) before our 2007 Annual Meeting of Shareholders that is not the subject of a proposal timely submitted for inclusion in our Proxy Statement as described above, written notice of such business must be received by our Secretary at our principal office in Poway, California, on or before August 20, 2007. If such notice is not received by, such notice will be considered untimely under Rule 14a-4(c)(1) of the Securities and Exchange Commission’s proxy rules, and we will have discretionary voting authority under proxies solicited for the 2007 Annual Meeting of Shareholders with respect to such proposal, if presented at the meeting.

By Order of the Board of Directors

David Pendarvis

Secretary

Dated: September 27, 2006

ANNUAL MEETING OF SHAREHOLDERS OF

RESMED INC

November 9, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

-				FOR	AGAINST	ABSTAIN
1. To elect three directors, each to serve for a three-year term;			2. To approve the ResMed Inc. 2006 Incentive Award Plan;	☐	☐	☐
☐ FOR ALL NOMINEES	NOMINEES: O Peter Farrell O Gary Pace
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	O Ronald Taylor		3. To ratify the selection of KPMG LLP as our independent auditors to examine our consolidated financial statements for the fiscal year ending June 30, 2007; and	☐	☐	☐

☐ FOR ALL EXCEPT (See instructions below)			4. To transact such other business as may properly come before the meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:
Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ResMed Inc

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David Pendarvis and Brett Sandercock as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of ResMed Inc held of record by the undersigned on September 14, 2006, at the Annual Meeting of Shareholders to be held in the offices of ResMed Inc., located at 14040 Danielson Street, Poway, California 92064, on November 9, 2006, at 2:00 p.m., or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)